Exhibit 99.1

FOR IMMEDIATE RELEASE

ICO ANNOUNCES LEADERSHIP CHANGES

RESTON, Va., - (Business Wire) February 6, 2009  -  ICO Global Communications (Holdings) Limited (NASDAQ: ICOG) (“ICO Global” and the “Company”) today announced that J. Timothy Bryan, chief executive officer and board member of ICO Global and its subsidiaries, has resigned from his officer and board positions with the Company.   Mr. Bryan will continue to work with the Company as a consultant.  In addition, the Company announced that Michael Corkery will become the acting chief executive officer of both ICO Global and ICO North America Inc.  Mr. Corkery will also remain the chief financial officer of both companies.

 “We thank Tim for his service as both a member of the board and as chief executive officer,” commented Craig McCaw, chairman of ICO Global.  “I am also confident that Mike Corkery’s leadership and his many years of telecommunications experience will be instrumental to the Company going forward.”

Tim Bryan added, “ICO has unique satellite and spectrum assets, and a tremendous opportunity in front of it as it moves forward with creating innovative satellite and terrestrial services.”

About ICO

ICO Global Communications (Holdings) Limited is a satellite communications company developing an advanced next-generation hybrid media system, combining both satellite and terrestrial communications capabilities.  ICO’s satellites are capable of supporting wireless voice, data, and/or Internet services on mobile and portable devices.  In North America, ICO operates through its subsidiary ICO North America, Inc.   Both ICO and ICO North America, Inc. are based in Reston, Virginia. For more information, visit www.ico.com.

Contact:

Christopher Doherty
ICO
703-964-1414
christopher.doherty@ico.com

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